LIBERTY STAR GOLD CORP

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844-1118
http://www.libertystargold.com/
February 20, 2007
NR 43	OTCBB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR GOLD Corp – Engages Financial Consultant and Investor Relations Firm

Tucson, Arizona–February 20, 2007–Liberty Star Gold Corp. (the “Company”), is pleased to announce that it has engaged Hunter Wise Financial Group, LLC and Hunter Wise Securities LLC to assist the Company in corporate development and financing. Hunter Wise Securities LLC is a NASD registered broker/dealer and is expected to be able to add financial resources for the Company's planned exploration and development activities in the North Pipes Super Project.

Additionally the Company has retained Equititrend Advisors LLC to assist in investor relations. The company has also hired Ms. Tracy Myers as a full time investor relations coordinator at our Tucson headquarters. She has 15 years experience in IR related activities. Tracy will be available on our investor relations phone line 520-731-8786 from 8:30 am to 5:00 pm Tucson time (Mountain Standard Time – no daylight savings time). She can also be reached via at her e-mail address TMyers@LibertyStarGold.com, and by regular mail at the Company address.

Liberty Star has relocated its office to 3024 E. Fort Lowell Road, Tucson, AZ 85716-1572. This new office is more cost effective than our past location but only one half mile to the north. Any visitors to Tucson are always welcome to visit.

Listen to Jim Briscoe discuss Liberty Star at CEO Radio Network.

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ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that Hunter Wise  is expected to be able to add financial resources for the Company's planned exploration and development activities. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include that there may be no interest from investors and that Hunter Wise may otherwise be unable to secure an offer of financial resources on terms that we are willing to accept. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

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